CORTLAND TRUST, INC.

                             SECRETARY'S CERTIFICATE


         I, Rosanne Holtzer, DO HEREBY CERTIFY, that I am the Secretary of Cortland Trust, Inc., a Maryland corporation (the "Corporation"), and that I am the keeper of the records and seal thereof; that the attached is a true and correct copy of the resolutions duly adopted by the Board of Directors at a meeting thereof held December 7, 2006, and that the resolutions remain in full force and effect.


         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 14th day of March 2007.




                                                        /s/Rosanne Holtzer
                                                        --------------------
                                                        Rosanne Holtzer
                                                        Secretary



(Seal)


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          Cortland Trust, Inc.


                           RESOLVED, that it is the determination of the
                  Directors at this meeting that the joint fidelity bond covering officers and employees of the Company in accordance with the requirements of Regulation 270.17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 in the amount of $15,500,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Company to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Company's portfolios and other relevant factors; and the fact that the Company is not paying for any portion of the annual premium for said bond, such premium being covered by the all-inclusive management fee, be and is authorized and approved, after having taken into consideration the number of other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of said bond and the amount of the annual premium among the insured parties under said bond, the extent to which the share of the annual premium allocated to the Company was less than the premium the Company would have to pay if it provided and maintained a blanket bond which named the Company as the only insured party and other relevant factors.